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                                                                       Exhibit A

                                UAM FUNDS, INC.
                             McKee Domestic Equity
                              Plan of Liquidation

This Plan of Liquidation ("Plan") concerns the McKee Domestic Equity Portfolio (the "Portfolio"), a series of UAM Funds, Inc. (the "Fund"), which is a corporation organized and existing under the laws of the State of Maryland. The Portfolio began operations on March 5, 1995. The Fund is registered as an open-end management investment company registered under the Investment Company Act of 1940, as amended ("Act"). The Plan is intended to accomplish the complete liquidation and termination of the Portfolio in conformity with all provisions of Maryland law and the Fund's Articles of Incorporation.

WHEREAS, the Fund's Board of Directors, on behalf of the Portfolio, has determined that it is in the best interests of the Portfolio and its shareholders to liquidate and terminate the Portfolio; and

WHEREAS, at a meeting of the Board of Directors on November 14, 2001, it considered and adopted this Plan as the method of liquidating and terminating the Portfolio and directed that this Plan be submitted to shareholders of the Portfolio for approval;

NOW THEREFORE, the liquidation and termination of the Portfolio shall be carried out in the manner hereinafter set forth:

1.        Effective Date of Plan.  The Plan shall be and become effective only
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upon the adoption and approval of the Plan, at a special meeting of shareholders called for the purpose of voting upon the Plan, by the affirmative vote of the holders of a majority of the outstanding shares of the Portfolio entitled to vote. The day of such adoption and approval by shareholders is hereinafter called the "Effective Date."

2.        Liquidation and Termination.  As promptly as practicable, consistent
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with the provisions of the Plan, the Portfolio shall be liquidated and terminated in accordance with the laws of the State of Maryland and the Fund's Articles of Incorporation.

3.        Cessation of Business.  After the Effective Date of the Plan, the
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Portfolio shall cease its business as an investment company and shall not engage in any business activities except for the purposes of winding up its business and affairs, marshalling and preserving the value of its assets and distributing its assets to shareholders of the Portfolio in accordance with the provisions of the Plan after the payment to (or reservation of assets for payment to) all creditors of the Portfolio.

4.        Restriction of Transfer and Redemption of Shares.  The proportionate
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interests of shareholders in the assets of the Portfolio shall be fixed on the basis of their respective shareholdings at the close of business on the Effective Date of the Plan. On the Effective Date, the books of the Portfolio shall be closed. Thereafter, unless the books are reopened because the Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the shareholders' respective interests in the Portfolio's assets shall not be transferable by the negotiation of stock certificates.

5.        Liquidation of Assets.  As soon as is reasonable and practicable after
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the Effective Date, all portfolio securities of the Portfolio shall be converted to cash or cash equivalents.

6.        Payment of Debts.  As soon as practicable after the Effective Date,
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the Portfolio shall determine and pay, or set aside in cash equivalent, the amount of all known or reasonably ascertainable liabilities of the Portfolio incurred or expected to be incurred prior to the date of liquidating distribution provided for in Section 7, below.

7.        Liquidating Distribution.  As soon as possible after the Effective
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Date of the Plan, and in any event within 14 days thereafter, the Portfolio shall mail the following to each shareholder of record on the Effective Date:
(1) to each shareholder not holding stock certificates of the Portfolio, a liquidating distribution equal to the shareholder's proportionate interest in the net assets of the Portfolio; (2) to each shareholder holding stock certificates of the Portfolio, a confirmation showing such shareholder's

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proportionate interest in the net assets of the Portfolio with an advice that such shareholder will be paid in cash upon return of the stock certificate; and
(3) information concerning the sources of the liquidating distribution.

8.        Cancellation of Shares.  As soon as possible after the liquidating
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distribution under Paragraph 7 has been consummated, the Fund will file an amendment to the Fund's charter with the Maryland State Department of Assessments and Taxation canceling the outstanding shares of the Portfolio.

9.        Management and Expenses of the Portfolio Subsequent to the Liquidating
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Distribution.  The Portfolio shall bear all expenses up to $2,000 incurred by it
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in carrying out this Plan of Liquidation including, but not limited to, all printing, legal, accounting, custodian and transfer agency fees, and the expenses of any reports to or meeting of shareholders. If the Portfolio incurs more than $2,000 in liabilities to carry out this Plan, such expenses will be paid by C.S. McKee & Co., Inc. Any expenses and liabilities attributed to the Portfolio subsequent to the mailing of the liquidating distribution will be borne by C.S. McKee & Co., Inc.

10.       Power of Board of Directors.  The Board, and subject to the directors,
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the officers, shall have authority to do or authorize any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including the execution and filing of all certificates, documents, information returns, tax returns and other papers which may be necessary or appropriate to implement the Plan. The death, resignation or disability of any director or any officer of the Fund shall not impair the authority of the surviving or remaining directors or officers to exercise any of the powers provided for in the Plan.

11.       Amendment of Plan.  The Board shall have the authority to authorize
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such variations from or amendments of the provisions of the Plan as may be necessary or appropriate to effect the marshalling of Portfolio assets and the complete liquidation and termination of the existence of the Portfolio, and the distribution of its net assets to shareholders in accordance with the laws of the State of Maryland and the purposes to be accomplished by the Plan.



UAM FUNDS, INC.
On behalf of McKee Domestic Equity Portfolio
For the Board of Directors


By: ______________________
    Name:  James F. Orr, III
    Title: President


Accepted:


MCKEE DOMESTIC EQUITY PORTFOLIO


By: ______________________
    Name:
    Title:

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